Exhibit 4.3

COMPENSATION AGREEMENT

This Compensation Agreement is made and entered into this 5th day of March, 2002, by and between New Horizon Education, Inc., a Utah corporation (the "Company"), and Steven L. White, an individual ("Executive").

RECITALS

A. The Company desires to compensate the Executive for services to the Company.

B. Executive has provided services to the Company and Executive is willing and desires to receive compensation by the Company, and the Company is willing to compensate Executive, upon the terms, covenants and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto do hereby agree as follows:

1. Employment. The Company has hereby employed Executive as Chief Executive and Financial Officer, subject to the supervision and direction of the Company's Board of Directors.

2. Compensation. For all services rendered by Executive for which compensation has accrued through December 31, 2001, the Executive shall receive 1,100,000 common shares of the Company registered on Form S-8. Such common shares shall be payment in full for all services rendered by the Executive that have accumulated as of December 31, 2001.

3. Executive's Devotion of Time. Executive devoted his or her full time, abilities and energy to the faithful performance of the duties assigned to him or her and to the promotion and forwarding of the business affairs of the Company, and did not to divert any business opportunities from the Company to himself or herself or to any other person or business entity.

4. Confidentiality of Trade Secrets and Other Materials. Other than in the performance of his or her duties hereunder, Executive agrees not to disclose, either during the term of his or her employment by the Company or at any time thereafter, to any person, firm or corporation any information concerning the business affairs, the trade secrets or the customer lists or similar information of the Company. Any technique, method, process or technology used by the Company shall be considered a "trade secret" for the purposes of this Agreement.

5. Ownership of Trade Secrets; Assignment of Rights. Executive hereby agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files and materials made by him or her or by the Company are the property of the Company and shall not be used by him in any way adverse to the Company's interests. Executive shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board of Directors of the Company.

10. Transfer and Assignment. This Agreement is personal as to Executive and shall not be assigned or transferred by Executive without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

11. Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

12. Governing Law. This Agreement is made under and shall be construed pursuant to the laws of the State of Utah.

13. Counterparts. This Agreement may be executed in several counter parts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.

14. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein.

16. Modification. This Agreement may be modified, amended, superseded, or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the party or parties to be bound by any such modification, amendment, supersession, cancellation, or waiver.

17. Attorneys' Fees and Costs. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its attorneys' fees and court costs incurred in litigating or otherwise settling or resolving such dispute whether or not an action is brought or prosecuted to judgment. In construing this Agreement, none of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same.

18. Waiver. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

19. Cumulative Remedies. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

20. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

21. Survival. Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and be binding on Executive and the Company.

22. Effective Date. This Agreement shall become effective as of the date set forth on page 1 when signed by Executive and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first set forth above.

Executive New Horizon Education, Inc.

/s/ Steven L. White /s/ Steven L. White

By: Steven L. White

Its: President